Exhibit 10.15
MANAGEMENT SERVICES AGREEMENT
     MANAGEMENT SERVICES AGREEMENT made as of this 13 day of October, 2000 by and between Compass CS Inc., a Delaware corporation with offices at 61 Wilton Road, Westport, Connecticut 06880 (the “Company”) and Kilgore Consulting II LLC, a Connecticut limited liability company with offices at 61 Wilton Road, Westport Connecticut 06880 (“Kilgore”).
W I T N E S S E T H :
     WHEREAS, the Company is engaged in the business of providing temporary staffing and leasing services (the “Business”); and
     WHEREAS, the Company desires to retain Kalgore to provide executive, financial, and managerial oversight services to it relating to the Business on the terms herein set forth, and Kilgore has capability enabling it to provide such services and is agreeable to providing the same on such terms:
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:
1.	Term and Duties.
          For the five (5) year period commencing on the date hereof unless sooner terminated pursuant to the provisions of paragraph 7 hereof (the “Initial Term”, and, as extended pursuant to the terms hereof, the “Term”), Kilgore shall provide executive, financial, and managerial oversight services to the Company and the Company’s subsidiaries from time to time. The nature of such services shall be to critique and analyze the performance of the Company’s executive personnel and to assist them to develop and plan the implementation of financing, internal growth and acquisition strategies; however, Kilgore will not become involved in day to day operations. In general, such services shall be provided by reviewing internal reports and financial statements and analyses prepared by the executive officers of the Company and advising them as to matters covered by such reports as well assisting them to formulate financial and corporate growth strategies. If so requested, appropriate personnel of Kilgore will attend all meetings of the Board of Directors. It is understood that persons who will provide services to the Company may be employees of Kilgore and will also have such duties with Kilgore, and that, therefore, none of said persons will devote full business time to the business of the Company, but that they will devote thereto only such time as may be necessary from time to time properly to perform their duties. At the expiration of the Initial Term, this Agreement shall automatically renew for an additional five (5) year term unless either party shall have notified the other of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term. Any such notice shall be given in accordance with section 10(c) hereof.
2.	Degree of Care.
          Kilgore shall use its best efforts to perform its services, and to cause its personnel to perform their services, hereunder in a professional manner and with due care, but shall have no liability to the Company or for any act or omission except for willful default or gross negligence.
3.	Fee.
          In full consideration and compensation for the services to be furnished by Kilgore to the Company and its subsidiaries during the Term, the Company will pay to Kilgore and Kilgore will accept an annual fee equal to 15/100ths of one percent (.15%) of annual revenues of the Company, payable in quarterly installments in arrears, beginning on the Closing Date, with the first payment due on December 31, 2000. Kilgore may elect to defer a portion or all of its fee for any such installment due by written notice to the Company.
4.	Expenses.
          (a) During the Term, the personnel of Kilgore assigned to perform duties hereunder will engage in such travel as may be reasonably required in connection with the performance of those duties. The Company will pay (or reimburse) all such reasonable expenses upon submission of proper documentation.
          (b) The Company will pay for, or reimburse Kilgore for, all equipment and supplies bought by Kilgore and specifically dedicated to the purposes of this Agreement (e.g. computer supplies). Kilgore shall not be entitled to reimbursement of incidental expense (e.g. use of Kilgore’s offices) for purposes hereof.
          (c) Kilgore will pay all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes and withholding and the like applicable to its employees or other personnel furnishing services hereunder, without right of reimbursement from the Company.
          (d) The Company will indemnify to the full extent permitted by law Kilgore and the personnel of Kilgore who perform services hereunder against any claims which may be made against them by reason thereof, except for claims due to the gross negligence or willful misconduct of Kilgore.
     5. Duty of Loyalty. The Company acknowledges that Kilgore is engaged in various other businesses some of which may be competitive with the Business and that all persons who perform services for the Company pursuant to this Agreement will be full time employees of Kilgore and that their primary loyalty is to Kilgore. The mere fact of Kilgore’s business activities as described above and the use of such employees to perform services for Kilgore shall in no way give rise to any liability of Kilgore or such employees under this Agreement.
6.	Relationship Between Parties.
          The parties are not partners or joint venturers, and neither shall have any power or right to incur any liability on behalf of the other party; provided, however, that any of the personnel of Kilgore elected an officer of the Company, shall have power to obligate the

Company as appropriate for his office. Each party shall discharge its own debt and obligations without recourse against the other.
7.	Defaults.

The following shall constitute events of default:
          (a) The failure of the Company to pay Kilgore any sums due it hereunder within ten (10) days of written demand therefor by Kilgore.
          (b) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or the failure of Kilgore to perform the services required under this Agreement with the degree of care set forth in Paragraph 2 hereof, and the continuance of such default for a period of thirty (30) days after notice of said failure.
          Upon the occurrence of any of the events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement and upon the expiration of a period of sixty (60) days from the date of such notice specifying the cause therefor and if the defaulting party shall fail to cure such defaults before the 60 day period should expire, this Agreement shall terminate. In the event of default by the Company, the parties acknowledge that the damages of Kilgore would be substantial, but difficult to compute with accuracy; accordingly, Kilgore shall be entitled to receive in cash as an agreed upon amount of liquidated damages an amount equal to 75% of all amounts payable under this Agreement from the date of default to the end of the term discounted to present value using a 7% interest rate.
          The rights granted hereunder shall not be in substitution for, but shall be in addition to, any rights and remedies available to the non-defaulting party hereunder by reason of applicable provisions of law.
8.	Waiver.
          The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Kilgore or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.
9.	Assignment.

          Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Kilgore to, or the merger of Kilgore into, a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this section.
10.	Miscellaneous.
          (a) Right to Make Agreement. The Company and Kilgore each warrant to the other that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
          (b) Applicable Law; Jurisdiction. This Agreement shall be construed under and shall be governed by the laws of the State of Connecticut. Each party unconditionally submits itself to the exclusive jurisdiction of any Connecticut State Court or Federal Court of the United States of America sitting in Connecticut. Each party unconditionally waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding in any such court and waives the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The parties hereby irrevocably waive trial by jury.
          (c) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested:

To the Company:	Compass CS Inc.
c/o The Compass Group International LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: Elias Sabo

To Kilgore:	Kilgore Consulting II LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: I. Joseph Massoud

With a Copy to:	Phillips Nizer Benjamin
Krim & Ballon LLP
666 Fifth Avenue New York, New York 10103-0084
Attn: Alan Shapiro, Esq.
A party may change its address for receiving notices, statement and other communications by notice hereunder.
          (d) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

COMPASS CS INC.

By:	/s/ Elias J. Sabo

	Name:	ELIAS J. SABO
	Title:	Secretary

KILGORE CONSULTING II LLC

By:	/s/ Elias J. Sabo

	Name:	ELIAS J. SABO
	Title:	Principal of the Compass Group International, LLC, its Managing Member